Exhibit 99.1

Thomas & Betts Corporation Board of Directors Authorizes Stock Repurchase Program

Additional Authorization Allows Repurchase of up to Three Million Shares

MEMPHIS, Tenn.--(BUSINESS WIRE)--September 1, 2010--Thomas & Betts Corporation (NYSE:TNB) today announced that the company’s board of directors has approved a new share repurchase program which provides management discretion in purchasing up to three million shares of the company’s common stock. The new authorization expires on December 31, 2012.

“Share repurchases have proven to be an effective means of returning value to our shareholders and offsetting share dilution from employee stock compensation plans,” said Dominic J. Pileggi, chairman and chief executive officer. “We are pleased that the Board has decided to again provide management with the flexibility to pursue share repurchases as a complement to strategically growing our global leadership in electrical components.”

Thomas & Betts has one million shares remaining on an existing share repurchase authorization, which expires October 22, 2010. The new authorization is in addition to this pre-existing authorization.

As of July 31, 2010, Thomas & Betts had approximately 52 million common shares outstanding.

Thomas & Betts Corporation (NYSE:TNB) is a global leader in the design, manufacture and marketing of essential components used to manage the connection, distribution, transmission and reliability of electrical power in industrial, construction and utility applications. With a portfolio of over 200,000 products marketed under more than 45 premium brand names, Thomas & Betts products are found wherever electricity is used. Headquartered in Memphis, Tenn. Thomas & Betts reported revenues of $1.9 billion and had approximately 8,500 employees in 2009. For more information, please visit www.tnb.com.

This press release includes forward-looking statements that are identified by terms such as “optimistic,” “trend,” “will,” and “believe.” These forward-looking statements make assumptions regarding the company’s operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. Actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the “Risk Factors” section of the company’s Form 10-K for the fiscal year ended December 31, 2009 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com